EXHIBIT 10.5

[LETTERHEAD OF SMTC CORPORATION]

October 16, 2003

Mr. John E. Caldwell

26 York Ridge Road

Toronto, Ontario

M2P 1R7

Re:	Employment Agreement

Dear Mr. Caldwell:

This letter sets forth the terms and conditions of your employment with SMTC Corporation, a Delaware corporation (the “Company”) to be effective as of the date hereof (the “Effective Date”).

1. Employment and Services. You shall be employed as the President and Chief Executive Officer of the Company and its subsidiaries (the “SMTC Group”) for the period beginning on the Effective Date and ending on February 16, 2004 or on such earlier date as your employment is terminated pursuant to paragraph 4 hereof (the “Employment Period”). The Employment Period may be extended for successive terms upon mutual agreement between you and the Company. If you and the Company agree to continue your employment on a permanent basis, a new employment agreement will be executed that will supercede this Agreement.

During the Employment Period, you shall render such services of a senior executive nature to the SMTC Group and shall have such powers, duties and responsibilities as are traditional for a President and Chief Executive Officer or as may from time to time be prescribed by the Company’s Board of Directors (the “Board”) provided such powers, duties and responsibilities shall not be lessened without mutual consent. You shall perform and discharge, faithfully, diligently and competently, such services, duties and responsibilities. You shall devote all of your business time and attention and your best efforts and ability to the business and affairs of the SMTC Group and shall not engage in other business activities (whether or not compensated) during the Employment Period without prior written consent of the Board; provided however, you may continue to serve on the board of Directors of ATI Technologies Inc., Cognos Incorporated, Faro Technologies, Inc. and Stelco Inc. and you may continue the one confidential advisory assignment that you are currently engaged in and that you have disclosed its existence to William Brock, Chairman of the Board. You agree to serve, as elected or appointed thereto, in one or more positions as an officer or director of any one or more current or

SMTC Manufacturing Corporation

World Headquarters 635 Hood Road, Markham, Ontario, Canada L3R 4N6

Tel: 905.479.1810 Fax: 905.479.1877 WebSite: www.smtc.com

Appleton • Boston • San Jose • Toronto • Mexico • China

[LETTERHEAD OF SMTC CORPORATION]

future members of the SMTC Group, or any one or more of the present or future subsidiaries or affiliates of the Company, or as an officer, trustee, director or other fiduciary of any pension or other employee benefit plan of the Company, or any one or more of the present or future subsidiaries or affiliates of the Company. Service in such additional positions will be without additional compensation except for reimbursement of reasonably related business expenses on the same terms as provided elsewhere in this Agreement.

2. Compensation. As compensation for your services performed under this Agreement during the Employment Period, the Company shall pay you a base salary at the rate of Cdn $45,000 per month. Such salary shall be payable in installments in accordance with the Company’s regular payroll practices. During the Employment Period, you will be eligible to receive an annual bonus payment at the sole discretion of the Board.

3. Benefits. During the Employment Period, you shall be entitled to participate in or receive benefits under any life insurance plan, health and accident insurance plan, retirement plan and all other benefit arrangements generally available to the Company’s executive officers and employees (other than severance plans or arrangements) as in effect from time to time. In addition, the Company will reimburse your reasonable out-of-pocket expenses incurred in connection with the performance of your services hereunder, in each case subject to and consistent with Company policy. During the Employment Period you shall be entitled to five paid vacation days and shall also be entitled to all paid holidays given by the Company to its employees. You will not be entitled to cash compensation for any vacation time not taken during the term hereof.

4. Termination and Severance. The Employment Period shall terminate prior to its scheduled expiration date on the first to occur of (i) your death or permanent disability (defined as your inability to perform such duties for such period as determined in good faith by the Board) or (ii) a vote of the Board directing such termination for Cause. For purposes of this Agreement, “Cause” shall mean (i) your willful and repeated failure to comply with the lawful directives of the Board, (ii) any criminal act or act of dishonesty, disloyalty, misconduct or moral turpitude by you that is injurious to the property, operations, business or reputation of any member of the SMTC Group, or (iii) your material breach of this Agreement that is not cured within 30 days after written notice thereof to you by the Company.

5. Withholding; Currency. All payments made by the Company under this Agreement shall be net of any tax or other amounts required to be withheld by the Company under any applicable law or legal requirement. Except as specifically noted, all amounts set forth in this Agreement are denominated in Canadian Dollars.

6. Governing Law. All questions concerning the construction, validity and interpretation of this Agreement shall be governed by the laws of the Province of Ontario without giving effect to any choice or conflict of laws provision or rule that would cause the application of the domestic substantive laws of any other jurisdiction.

SMTC Manufacturing Corporation

World Headquarters 635 Hood Road, Markham, Ontario, Canada L3R 4N6

Tel: 905.479.1810 Fax: 905.479.1877 WebSite: www.smtc.com

Appleton • Boston • San Jose • Toronto • Mexico • China

[LETTERHEAD OF SMTC CORPORATION]

7. Notices. All notices, requests and demands to or upon the parties hereto to be effective shall be in writing, by facsimile, by overnight courier or by registered or certified mail, postage prepaid and return receipt requested, and shall be deemed to have been duly given or made upon: (i) delivery by hand, (ii) one business day after being sent by overnight courier; or (iii) in the case of transmission by facsimile, when confirmation of receipt is obtained. Such communications shall be addressed and directed to the parties as follows (or to such other address as either party shall designate by giving like notice of such change to the other party):

If to you, at the address first stated above.

If to the Company:

SMTC Corporation

625 Hood Road

Markham, Ontario L3R 4N6

Canada

with copies to:

Ropes & Gray

One International Place

Boston, MA 02110

Attention: Alfred O. Rose

Facsimile: 617-951-7050

Goodmans LLP

250 Yonge Street

Suite 2400, Box 24

Toronto, Ontario, M5B ZM6

Attention: Celia Rhea

Facsimile: 416-979-1234

SMTC Manufacturing Corporation

World Headquarters 635 Hood Road, Markham, Ontario, Canada L3R 4N6

Tel: 905.479.1810 Fax: 905.479.1877 WebSite: www.smtc.com

Appleton • Boston • San Jose • Toronto • Mexico • China

[LETTERHEAD OF SMTC CORPORATION]

Please execute the extra copy of this letter Agreement in the space below and return it to the undersigned at the address set forth above to confirm your understanding and acceptance of the agreements contained herein.

Very truly yours,

SMTC Corporation

By:	/s/ William Brock
Name:	William Brock
Title:	Chairman of the Board

Accepted and agreed to:

Employee

/s/ John E. Caldwell
John E. Caldwell

SMTC Manufacturing Corporation

World Headquarters 635 Hood Road, Markham, Ontario, Canada L3R 4N6

Tel: 905.479.1810 Fax: 905.479.1877 WebSite: www.smtc.com

Appleton • Boston • San Jose • Toronto • Mexico • China